                                                                    Exhibit 99.4


                               IFB HOLDINGS, INC.
                         (PROPOSED HOLDING COMPANY FOR
                INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION,
                    TO BECOME INVESTORS FEDERAL BANK, N.A.)
                             CHILLICOTHE, MISSOURI


                          PROPOSED MARKETING MATERIALS

                            Marketing Materials for
                 Investors Federal Bank and Savings Association

                               Table of Contents
                               -----------------


I.     Press Release

       A.  Explanation
       B.  Schedule
       C.  Examples

II.    Question and Answer Brochure

       A.  Explanation
       B.  Method of Distribution
       C.  Example

III.   Officer and Director Brochure

       A.  Explanation
       B.  Method of Distribution
       C.  Example

IV.    Counter Cards, Lobby Posters and a Tombstone Announcement

       A.  Explanation
       B.  Quantity
       C.  Examples

V.     Community Meeting Materials

       A.  Explanation
       B.  Example

VI.    Proxygram

       A.  Explanation
       B.  Example

                               I.  Press Releases


A.   Explanation

     In an effort to assure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises Investors Federal to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the conversion process.

     Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.   Press Releases

     1. Approval of Conversion by the Office of Thrift Supervision and the Securities and Exchange Commission

     2.   Close of Stock Offering

C.   Distribution Lists (see attached)

D.   Examples (see attached)

                        National Media Distribution List
                        --------------------------------



American Banker
---------------
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
--------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
-------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066

Press Release
                                         FOR IMMEDIATE RELEASE
                                         ---------------------
                                         For More Information Contact:
                                         Earle Teegarden, Jr., President
                                         Telephone:  (816) 646-3733


                 INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION
                 ----------------------------------------------
                              STOCK SALE APPROVED
                              -------------------

     Chillicothe, Missouri - Mr. Earle Teegarden, Jr., President of Investors Federal Bank and Savings Association ("Investors Federal"), Chillicothe, Missouri, announced today that Investors Federal has received approval from the Office of Thrift Supervision to convert from a federal mutual savings and loan association to a federal stock savings and loan association and to become a wholly-owned subsidiary of a newly-formed holding company, IFB Holdings, Inc. (the "Company"). As soon as possible, following completion of the stock conversion, Investors Federal intends to convert from a federal stock savings and loan association to a national bank to be known as "Investors Federal Bank, N.A.."

     A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of Investors Federal on or about November 16, 1996. Under the Plan of Conversion, the company is offering an estimated 225,000 shares of common stock at $20.00 per share. Certain of Investors Federal's past and present depositors and borrowers will have the opportunity to purchase stock through a subscription offering that closes on December 17, 1996. Shares that are not subscribed for during the subscription offering, if any, will be offered to the general public, with preference given to natural persons and trusts of natural persons who are residents of Livingston, Caldwell and Daviess Counties, Missouri. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina.

     Earle Teegarden, Jr. stated "Investors Federal remains committed to its local market as a hometown community financial institution with even stronger financial resources."

     Investors Federal Bank and Savings Association is located in Chillicothe, Missouri with branch offices in Hamilton and Gallatin, Missouri. The Association was founded in 1934. At June 30, 1996, Investors Federal had total assets of $52.5 million and retained income of $3.3 million. Customers or interested members of the community with questions concerning the stock offering should call the institution at (816) 646-3733 or visit Investors Federal.

Press Release                       FOR IMMEDIATE RELEASE
-------------                       ---------------------
                                    Contact: Earle Teegarden, Jr., President
                                    Telephone: (816) 646-3733



                    IFB Holdings, Inc., HOLDING COMPANY FOR
                    ---------------------------------------
                Investors Federal Bank and Savings Association,
                -----------------------------------------------
                        COMPLETES INITIAL STOCK OFFERING
                        --------------------------------

     Chillicothe, Missouri - Mr. Earle Teegarden, Jr., President of Investors Federal Bank and Savings Association ("Investors Federal"), based in Chillicothe, Missouri, announced today that IFB Holdings, Inc., the holding company for Investors Federal Bank and Savings Association, has completed its initial common stock offering. It is anticipated that the common stock of IFB Holdings, Inc. will begin trading over-the-counter through the National Daily Quotation Symbol "Pink Sheets" on or about January 2, 1997. Trident Securities will match make a market in the Common Stock. In addition, following the stock conversion, the institution will convert to a national bank now known as "Investors Federal Bank, N.A. (the "Bank")." IFB Holdings, Inc., will issue __________ shares of its common stock.

     The net proceeds contributed to Investors Federal upon conversion will substantially increase its capital. Investors Federal ultimately intends to use such funds for general corporate purposes, among them the origination of loans and other investments. It is expected that in the interim all or part of the proceeds will be invested in short-term and intermediate-term securities.

     On __________, 1996, Investors Federal's Plan of Conversion was approved by Investors Federal's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

     Mr. Teegarden indicated that the Officers and Board of Directors of Investors Federal want to express their thanks for the response by customers and the community to the stock offering and that the Bank looks forward to serving the needs of its customers as a stock institution.

     Trident Securities, Inc. of Raleigh, North Carolina managed the subscription and community offerings for IFB Holdings, Inc.

                       II.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

     Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and Investors Federal will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.   Method of Distribution

     There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of Investors Federal.

     2. Question and Answer brochures are available in Investors Federal's office.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.   Example

      Investors Federal Bank and Savings Association ("Investors Federal")
                             Chillicothe, Missouri


    Questions and Answers Regarding the Subscription and Community Offering


                           MUTUAL TO STOCK CONVERSION
                           --------------------------

Investors Federal's Board of Directors has unanimously voted to convert the savings association from its present mutual form to a stock institution, subject to approval of the conversion by Investors Federal's members and regulatory authorities, and, thereafter, to convert to a federal savings and loan association and then to a national bank. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.   Q.   What is a "Conversion"?

     A. Conversion is a change in the legal form of organization. Following completion of the conversion from a federal mutual savings and loan association to a federal stock savings and loan association, Investors Federal intends to convert from a federal stock savings and loan association to a national bank to be known as "Investors Federal Bank, N.A." (the "Bank"). Investors Federal currently operates as a federal mutual savings and loan association with no shareholders. Through the conversion, Investors Federal will form a holding company, IFB Holdings, Inc., which will ultimately own all of the outstanding stock of the Bank. IFB Holdings, Inc. will issue stock in the conversion, as described below, and will be a publicly-owned company.

2.   Q.   Why is Investors Federal converting?

     A. The stock form of ownership is used by most business corporations and financial institutions. Investors Federal has reached an important point in its development with its decision to convert to the stock form of ownership. Investors Federal's management believes the continued diversification of the institution's asset and deposit base and the establishment of new banking services should enhance long-term operating potential. The capital raised by issuing stock will:

          *    Enhance the Association's capital position.

          *    Facilitate future access to the capital markets.

          * Provide additional funds for increased lending and investment opportunities.

          *    Enable the Association to provide commercial banking services.

          *    Enhance long-term operating potential.

3.   Q.   Will the conversion have any effect on savings accounts,
          certificates of deposit or loans with Investors Federal?

     A. No. The conversion will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected.

          However, upon consummation of the conversion, Investors Federal's deposit account holders and borrowers will no longer have voting rights unless they purchase common stock in IFB Holdings, Inc.

4.   Q.   Will the conversion cause any changes in personnel or management?

     A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.   Q.   Did the Board of Directors of Investors Federal approve the conversion?

     A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on September 23, 1996.


                    THE SUBSCRIPTION AND COMMUNITY OFFERING
                    ---------------------------------------

6.   Q.   Who is entitled to buy IFB Holdings, Inc. common stock?

     A. Subscription rights to buy common stock will be given in order of priority to (i) depositors of the Association as of June 30, 19954 with a $50.00 minimum deposit at that date (the "Eligible Account Holders"); (ii) the Company's employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of the Association with $50.00 or more on deposit as of September 30, 1996 (the "Supplemental Eligible Account Holders"); and (iv) certain depositors and borrowers as of ________, 1996 ("Other Members"), subject to the purchase limitations set forth in the Plan of Conversion.

          Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public through a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of Livingston, Caldwell and Daviess Counties, Missouri (the "Local Community"). It is anticipated that any shares not subscribed for in the

          Subscription and Community Offerings will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

7.   Q.   How do I subscribe for shares of stock?

     A. Eligible customers wishing to exercise their subscription rights must return the enclosed Stock Order Form to Investors Federal. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Investors Federal on or prior to the close of the Subscription Offering which is 12:00 noon, Central time, on _________, 1996, unless extended. Members of the public who wish to order stock directly from Investors Federal in the Community Offering should return their Stock Order Form and accompanying payment to Investors Federal prior to 12:00 noon Central time on ___________, 1996, unless extended.

8.   Q.   How can I pay for my subscription?

     A. First, you may pay for your stock in cash (if delivered in person to Investors Federal) or by check or money order. These funds will earn interest at Investors Federal's passbook rate from the day we receive them until the completion or termination of the conversion.

          Second, you may authorize us to withdraw funds from your Investors Federal savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

          If you want to use Individual Retirement Account deposits held at Investors Federal to purchase stock, call our Stock Information Center at (816) _________ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions.

9.   Q.   When must I place my order for shares of stock?

     A. To exercise subscription rights in the subscription offering, a Stock Order Form must be received by Investors Federal with full payment for all shares subscribed for not later than 12:00 noon, Central time, on _________, 1996.

          Non-customers desiring to order shares through the community offering must order shares before the close of the community offering, which will be at 12:00 noon, Central time on _________, 1996, unless extended.

10.  Q.   How many shares of stock are being offered?

     A. IFB Holdings, Inc. is offering 225,000 shares of common stock at a price of $20.00 per share. The number of shares may be decreased to 191,250 or increased to 297,562 in response to the independent appraiser's final determination of the consolidated pro forma market
                                                              ---------
          value of the common stock issued in the conversion.

11.  Q.   What is the minimum and maximum number of shares that I can purchase during the offering period?

     A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $500.00. The maximum number of shares may not exceed 10,000 shares for any individual or their associates or any group acting in concert as defined in Investors Federal's Plan of Conversion.

12.  Q.   How was it determined that between 191,250 shares and 297,562 shares of stock would be issued at $20.00 per share?

     A. The share range was determined through an appraisal of Investors Federal by Ferguson & Company, an independent appraisal firm specializing in the thrift industry.

13.  Q.   Must I pay a commission on the stock for which I subscribe?

     A. You will not pay a commission on stock purchased in the Subscription Offering or the Community Offering or Syndicated Community Offering, if any. Conversion expenses, including commissions, will be deducted from the proceeds of the offering upon completion of the conversion.

14.  Q.   Will I receive interest on funds I submit for stock purchases?

     A. Yes. Investors Federal will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and community offerings until completion of the stock conversion.

15.  Q.   If I have misplaced my Stock Order Form, what should I do?

     A. Investors Federal will mail you another order form or you may obtain one from the Investors Federal main office. If you need assistance in obtaining or completing a Stock Order Form, a Investors Federal employee or Trident Securities, Inc. Representative will be happy to help you.

16.  Q.   Will there be any dividends paid on the stock?

     A. The payment of cash dividends on the Common Stock will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company, banking industry trends and general economic conditions justify the payment of dividends. The Board of Directors has declared an annual dividend of $0.60 a share paid semi annually. This dividend will depend upon various factors, including the Converted Association's (or the Bank's) profitability and liquidity, alternative investment opportunities and regulatory restrictions on dividend payments and on capital levels. In addition, from time to time in an effort to manage capital to a reasonable level, the Board may determine if it is prudent to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividends, there can be no assurance that periodic special cash dividends will be paid or, that, if paid, will continue to be paid.

17.  Q.   How much stock do the directors and officers of Investors Federal intend to purchase through the Subscription Offering?

     A. Directors and executive officers intend to purchase approximately $701,000 of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.  Q.   Are the subscription rights transferable to another party?

     A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring subscription rights will be subject to forfeiture of such rights.

19.  Q.   I closed my account several months ago.  Someone told me that I am still eligible to buy stock.  Is that true?

     A. If you were an account holder on the Eligibility Record Date, June 30, 1995, or the Supplemental Eligibility Record Date, September 30, 1996, you are entitled to purchase stock without regard to whether you continued to hold your Investors Federal account.

20.  Q.   May I obtain a loan from Investors Federal using stock as collateral to pay for my shares?

     A. No. Federal regulations do not allow Investors Federal to make loans for this purpose, but other financial institutions could make a loan for this purpose.

21.  Q.   Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A. No. The shares are not and may not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.  Q.   Will there be a market for the stock following the conversion?

     A. Neither the Company nor the Association has ever issued stock before, and due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop or be maintained. The Company will request that Trident Securities undertake to match offers to buy and offers to sell the Common Stock, and Trident Securities intends to list the Common Stock over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. However, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price.

23.  Q.   Can I purchase stock using funds in a Investors Federal IRA account?

     A. Yes. Contact the Stock Information Center for the necessary forms. However, it takes several days to process the necessary IRA forms and, therefore, it is necessary that your response be received by ________, 1996, to accommodate your order.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION

24.  Q.   Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

     A. At the Special Meeting of Members to be held on _______, 1996, you are eligible to vote if you are one of the "Voting Members," who are holders of Investors Federal's deposits or other authorized accounts or loans as of _______, 1996 (the "Voting Record Date") for the Special Meeting. However, Association members of record as of the close of business on the Voting Record Date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

25.  Q.   How many votes do I have as a Voting Member?

     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Each borrower who holds eligible borrowings is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to vote as an account holder. No member may cast more than 1,000 votes.

26.  Q.   If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the subscription offering?

     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the subscription offering or the community offering.

27.  Q.   What happens if Investors Federal does not get enough votes to approve the Plan of Conversion?

     A. Investors Federal's Conversion would not take place and Investors Federal would remain a mutual savings and loan association.

28.  Q.   As a qualifying depositor or borrower of Investors Federal, am I required to vote?

     A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.  Q.   What is a Proxy Card?

     A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. You may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

30.  Q.   How does the conversion affect me?

     A. The conversion is intended, among other things, to assist Investors Federal in maintaining and expanding its many services to Investors Federal's customers and community. By purchasing stock, you will also have the opportunity to invest in IFB Holdings, Inc., the holding company that will own the national bank into which Investors Federal will convert. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.

31.  Q.   How can I get further information concerning the stock offering?

     A. You may call the Stock Information Center, collect at (410) _________ for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.

THIS INFORMATION IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. A PROSPECTUS CAN BE OBTAINED AT THE INVESTORS FEDERAL

OFFICE OR BY CALLING THE INVESTORS FEDERAL STOCK INFORMATION CENTER. THERE SHALL BE NO SALE OF STOCK IN ANY STATE IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.

     THE STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                              FOR YOUR CONVENIENCE

     In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call collect:

                                                (816) _________

                      III.  Officer and Director Brochure


A.   Explanation

     An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.   Method of Distribution

     There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method, they are always accompanied by a Prospectus.

     1. An Officer and Director Brochure is sent out in the initial mailing to all members of the Association.

     2. Officer and Director Brochures will be available in any of the Association's offices.

     3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Stock Information Center requesting information.

                OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS



Name                      Amount         Shares  Percent at Midpoint
----                      ------         ------  -------------------



(to be completed)



Total                     $701,000                                18.7%
                          ========                                =====

THIS INFORMATION IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

THE STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR
GUARANTEED.

        IV.  Counter Cards, Lobby Posters and the Tombstone Announcement

A.   Explanation

     Counter cards, lobby posters and the tombstone announcement serve three
                                                                       -----
     purposes: (1) As a notice to Investors Federal's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 3 - 4 counter cards will be used at the Association's office, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

     Approximately 1 - 2 lobby posters will be used at the office of the Association. These posters will be approximately 2' x 3'.

     Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper.
     The ads will be no larger than 8-1/2" x 11".

C.   Examples enclosed

                                                                POSTER



                 Investors Federal Bank and Savings Association



                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



         Customer and Community Priority Rights for the Stock Offering
                             by IFB Holdings, Inc.

                            Expire on _______, 1996

--------------------------------------------------------------------------------

      This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus and Proxy Statement. These shares have not been approved or disapproved by the Securities and Exchange
     Commission Office of Thrift Supervision, or Federal Deposit Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus and Proxy Statement.
                Any representation to the contrary is unlawful.


NEW ISSUE                                              __________, 1996
---------

                              UP TO 297,562 SHARES

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                 INVESTORS FEDERAL BANK AND SAVINGS ASSOCIATION


                     of Chillicothe, Missouri will convert
               from a federal mutual savings and loan association
              to a federal stock savings and loan association and,
               following completion of the offering, convert to a
          national bank, to be known as "Investors Federal Bank, N.A."
                   and become the wholly-owned subsidiary of

                               IFB HOLDINGS, INC.

                                  COMMON STOCK

                                _______________

                             PRICE $20.00 PER SHARE
                                _______________

             Copies of the Prospectus may be obtained in any State
                          in which this announcement
    is circulated from such of the undersigned or other brokers and dealers as may legally offer these securities in such state.

                            TRIDENT SECURITIES, INC.

               For a copy of the Prospectus call (816) ________.

--------------------------------------------------------------------------------

                        V.  Community Meeting Materials



A.   Explanation

     In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Association submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

     Each Director submits his list of prospects.

     Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent to prospects to thank them for their attendance and to remind them of closing dates.


C.   Examples enclosed

                           The Directors and Officers

                                       of

                 Investors Federal Bank and Savings Association

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

                IFB Holdings, Inc., our proposed holding company


                             Please join us at the

                                     Place

                                    Address

                                      Date

                                  at 7:00 p.m.

                               for hors d'oeuvres


R.S.V.P.
(___) (Collect)

                                 VI.  Proxygram


A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example enclosed

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                               P R O X Y G R A M

                                     (LOGO)

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YOUR VOTE ON OUR CONVERSION PLAN HAS NOT BEEN RECEIVED.
     ----                                     --------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE
---------------------------
IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION PLAN WILL NOT AFFECT THE INSURANCE OF

YOUR ACCOUNT.  IT WILL CONTINUE TO BE INSURED UP TO THE LEGAL LIMIT ($100,000
               ----------------------
PER ACCOUNT AS DEFINED BY LAW) BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.

REMEMBER, VOTING FOR CONVERSION DOES NOT OBLIGATE YOU TO BUY
                                --------
ANY STOCK.

PLEASE ACT PROMPTLY!  SIGN THE ENCLOSED PROXY CARD AND MAIL OR
                                        ----------
DELIVER IT TO Investors Federal Bank and Savings Association.

WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.
                           -----

THANK YOU!

               THE BOARD OF DIRECTORS AND
               MANAGEMENT OF INVESTORS FEDERAL
               BANK  AND SAVINGS ASSOCIATION

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